                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           FIRST MERCHANTS CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

            MERRILL PRINTING, AS AGENT FOR FIRST MERCHANTS CORPORATION
-------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

                           FIRST MERCHANTS CORPORATION
                             200 EAST JACKSON STREET
                             MUNCIE, INDIANA  47305


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 4, 1996


The annual meeting of the shareholders of First Merchants Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Thursday, April 4, 1996, at 3:30 p.m. for the following purposes:

(1) To elect seven directors, six to hold office for a term of three years and one to hold office for a term of two years and, in each case, until their successors are duly elected and qualified.

(2) To ratify the appointment of the firm of Geo. S. Olive & Co., LLC, as independent public accountants for 1996.

(3)  To transact such other business as may properly come before the meeting.


Only those shareholders of record at the close of business on February 16, 1996 shall be entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors


                                        Rodney A. Medler
                                        Secretary

Muncie, Indiana
February 23, 1996


                  IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

             IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
               MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE
             ENCLOSED PROXY IN THE ENVELOPE PROVIDED.  NO POSTAGE IS
                    REQUIRED IF MAILED IN THE UNITED STATES.

                                                            February 23, 1996

                        FIRST MERCHANTS CORPORATION

                              PROXY STATEMENT
                                    FOR
                       ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 4, 1996

This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of First Merchants Corporation (the "Corporation") for use at the annual meeting of shareholders of the Corporation to be held April 4, 1996. The distribution of these proxy materials is expected to commence on February 23, 1996.

Any shareholder giving a proxy has the right to revoke it any time before it is exercised by written notice to the Secretary received prior to the meeting or in person at the meeting. The shares represented by proxies will be voted in accordance with the instructions on the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of Items 1 and 2.

VOTING SECURITIES

Only shareholders of record at the close of business on February 16,1996 will be entitled to notice of and to vote at the annual meeting. The number of shares of common stock outstanding and entitled to vote as of February 16, 1996 was 5,055,025. This reflects a 3-for-2 split of the Corporation's common stock effective at the close of business on October 27, 1995 for shareholders of record at the close of business on October 20, 1995.

Each share of the Corporation's common stock is entitled to one vote. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items being submitted to the shareholders for their consideration. The Secretary will count the votes and announce at the meeting the number voting for and against each item and the number abstaining. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker non-votes will not be counted.

ELECTION OF DIRECTORS

Seven directors will be elected at the annual meeting.

The persons named below have been nominated for election to the Board of Directors (the "Board"), with terms expiring for the Class II directors as of the 1999 annual meeting of shareholders and for the Class I director as of the 1998 annual meeting of shareholders. All of the nominees are currently members of the Board.

Those persons nominated as directors include:

NAME AND AGE                         PRESENT OCCUPATION                    DIRECTOR SINCE(1)
------------                         ------------------                    -----------------
CLASS II (TERMS EXPIRE 1999):

Stefan S. Anderson;                  Chairman of the Board,                1982 (1975)
age 61                               President and Chief
                                     Executive Officer, First
                                     Merchants Corporation and
                                     First Merchants Bank, N.A.


Thomas B. Clark;                     President, Alltrista                  1989 (1989)
age 50                               Corporation (Alltrista
                                     Corporation manufactures
                                     metal, plastics and
                                     consumer products and
                                     industrial equipment.)


David A. Galliher;                   President and Treasurer, Wm. A.       1982 (1969)
age 63                               Didier & Sons, Inc. (Wm. A.
                                     Didier & Sons, Inc. manufactures
                                     credit cards.)

Thomas K. Gardiner;                  Physician, Medical                    1989 (1989)
age 48                               Consultants, P.C.


Hurley C. Goodall;                   Retired City of Muncie Firefighter    1992 (1992)
age 68                               and former Indiana State
                                     Representative, District 34

John E. Worthen;                     President, Ball State University      1987 (1987)
age 62

                                      -2-



NAME AND AGE                         PRESENT OCCUPATION                    DIRECTOR SINCE(1)
------------                         ------------------                    -----------------

CLASS I (TERM EXPIRES 1998):

George A. Sissel;                    President, Ball Corporation           1995 (1995)
age 59                               (Ball Corporation manufactures metal
                                     and glass packaging products and
                                     aerospace and communications
                                     products and services.)

Those persons named below continue to serve as directors:

CLASS I (TERMS EXPIRE 1998):

Michael L. Cox;                      Executive Vice President and          1984 (1984)
age 51                               Chief Operating Officer, First
                                     Merchants Corporation and
                                     Executive Vice President,
                                     First Merchants Bank, N.A,

John W. Hartmeyer;                   President, Al Pete Meats, Inc.        1982 (1971)
age 57                               (Al Pete Meats, Inc. is a
                                     producer of frozen breaded
                                     retail and institutional meat
                                     and vegetable products.)

Jon H. Moll;                         Partner, DeFur, Voran,                1985 (1985)
age 53                               Hanley, Radcliff & Reed,
                                     Attorneys


Robert M. Smitson;                   President, Maxon                      1982 (1979)
Age 59                               Corporation (Maxon
                                     Corporation designs and
                                     manufactures specialty
                                     industrial combustion systems
                                     and valves.)

CLASS III (TERMS EXPIRE 1997):

Frank A. Bracken;                    Of Counsel, Bingham,                  1994 (1994)
age 61                               Summers, Welsh & Spilman,
                                     Attorneys

                                      -3-



NAME AND AGE                         PRESENT OCCUPATION                    DIRECTOR SINCE(1)
------------                         ------------------                    -----------------

Nelson W. Heinrichs;                 President, Source One Corp., Inc.,    1987 (1987)
age 56                               (Source One Corp., Inc.
                                     is a wholesaler and distributor of
                                     diversified paper products.)

Joseph E. Wilson;                    President, Muncie Power Products,     1988 (1988)
Age 54                               Inc., (Muncie Power Products, Inc.
                                     manufactures and distributes power
                                     transmission components to the truck
                                     equipment industry.)

Robert F. Wisehart;                  Attorney; Chairman of the Board,      1991 (1955)
age 69                               First United Bank


(1) Years in parenthesis relate to service as a director of the Corporation's wholly-owned subsidiary, First Merchants Bank, N.A. ("First Merchants"), or, in the case of Mr. Wisehart, the Corporation's wholly-owned subsidiary, First United Bank ("First United"). All of the Corporation's directors except Mr. Wisehart are also directors of First Merchants. Mr. Wisehart is the only director who is also a director of First United. Mr. Bracken was previously a director of the Corporation and First Merchants from 1980-1989 but left to join the Bush Administration as the Deputy Secretary to the Department of the Interior.

     The occupations set forth above have been the principal occupations of the director-nominees and continuing directors during the past 5 years except as follows: Mr. Bracken was the Deputy Secretary to the Department of the Interior in the Bush Administration from 1989 to 1993. He joined Bingham, Summers, Welsh & Spilman in July 1994. Mr. Bracken is a director of Ball Corporation. Mr. Clark was Vice President, Communications, Planning and Development of Ball Corporation from 1989 until he joined Alltrista Corporation as Senior Vice President and Chief Financial Officer in 1992 (Alltrista Corporation was a wholly-owned subsidiary of Ball Corporation until it was spun off as an independent public corporation on April 2,
1993). Mr. Clark became the President and Chief Operating Officer of Alltrista Corporation on March 1, 1994 and the President and Chief Executive Officer on January 1, 1995. Mr. Clark is a director of Alltrista Corporation. Mr. Cox was Group President of Ontario Corporation from 1989 until May 9, 1994, when he joined First Merchants Corporation as Executive Vice President and Chief Operating Officer and First Merchants Bank, N.A., as Executive Vice President. Mr. Galliher was President of A. E. Boyce Company, Inc. until he retired from that position in 1991 (A. E. Boyce Company, Inc. designs and manufactures business forms and systems). Mr. Goodall retired from the Indiana House of Representatives in 1992. Mr. Sissel was Senior Vice President, General Counsel and Corporate Secretary of Ball Corporation from 1987 until he became the Acting President and Chief Executive Officer of

Ball Corporation in June 1994. He was elected President and Chief Executive Officer in April 1995. Mr. Sissel is a director of Ball Corporation.

CERTAIN COMMITTEES OF THE BOARD

The Corporation's Executive Committee functions as a nominating committee.
It recommends to the Board: (a) candidates to fill any vacancies on the Board, and (b) a slate of directors to be elected each year at the annual meeting of shareholders. The Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. The members of the Executive Committee are Messrs. Smitson (Chairman), Anderson, Bracken, Clark, Cox, Galliher, Hartmeyer, Moll, and Wilson. The Executive Committee met 3 times during 1995.

The Corporation has an Audit Committee whose functions are: (a) to assist the Board in fulfilling its responsibilities relating to accounting, auditing and financial reporting functions; (b) to review or cause to be reviewed all reports of examination made by banking authorities; (c) to meet with the internal auditors and to make or cause to be made internal examinations and audits of the affairs of the Corporation and its subsidiaries; (d) to meet with the external auditors and to review the scope and results of external audits; and (e) to consult with management on the selection of the independent public accountants to serve as external auditors for the ensuing year. The members of the Audit Committee are Messrs. Galliher (Chairman), Clark, Gardiner, Goodall, Heinrichs, Wisehart, and George Likens, who is a director of the Corporation's wholly-owned subsidiary, Pendleton Banking Company ("Pendleton"), but not of the Corporation. The Audit Committee met 5 times during 1995.

The Corporation has a Compensation Committee whose functions are: (a) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees of the Corporation and the chief executive officers of its subsidiaries, and (b) to review and approve the compensation and benefits to be paid to the executive officers and senior management employees and the compensation ranges and benefits for other officers and employees of the Corporation's subsidiaries. The authority to periodically adjust the compensation and benefits of employees, other than executive officers and senior management of the Corporation and the chief executive officers of its subsidiaries, has been delegated by the Compensation Committee to the chief executive officers of the subsidiaries. The Compensation Committee is responsible for the administration of the Corporation's incentive compensation and stock plans. The members of the Compensation Committee are Messrs. Smitson (Chairman), Clark, and Hartmeyer. The Compensation Committee met 3 times during 1995.

MEETINGS OF THE BOARD

The Board of Directors held 6 meetings during 1995. The directors of the Corporation who attended fewer than 75% of the total number of meetings of the Board and the committees on which they served were Messrs. Clark, Gardiner, Heinrichs, Wisehart, and Worthen.

COMPENSATION OF DIRECTORS

Directors of the Corporation who were employees of the Corporation or one of its subsidiaries received no separate compensation for their services as directors in 1995. Other than Mr. Wisehart, directors of the Corporation who were not employees received no compensation for attending meetings of the Corporation's Board; however, they were paid an annual retainer of $2,700 and $225 for each meeting of First Merchants' Board of Directors that they attended in 1995. In addition, they were paid $225 per meeting for attending meetings of the Executive Committee and the other committees of the Corporation's or First Merchants' Board of Directors. The Chairman of the Executive Committee was paid an additional $175 and the chairmen of the other committees were paid an additional $75 for each meeting over which they presided. Mr. Wisehart was paid an annual retainer of $2,700 by the Corporation, $300 for each meeting of the Corporation-'s Board of Directors, and $225 for each meeting of the Corporation's Audit Committee that he attended in 1995. He received $4,500 for serving as the Chairman of First United's Board of Directors, and First United paid him $200 per month for serving on its Board of Directors, $400 per month for serving on its Executive Committee and $400 per month for serving on its Loan Workout Committee. Mr. Wisehart was also covered by First United's health insurance plan.

Under the provisions of the 1994 Stock Option Plan, on July 1, 1995 options to purchase shares of the Corporation's common stock were granted to the non-employee directors of the Corporation. Taking into account the 3-for-2 common stock split which was effective at the close of business on October 27, 1995 for shareholders of record at the close of business on October 20, 1995, each option is for 600 shares at an option price of $23.0833 per share, the market price on the date of the grants.

First Merchants maintains an unfunded deferred compensation plan which gives each director an annual election to defer the receipt of director's fees.
Any amounts reflected in a director's account under the plan are credited with interest at a rate equal to First Merchants' 18-month variable rate IRA
account rate.   Payments are made or begun when the individual ceases to be a director, or upon retirement or death. During 1995, 3 directors participated in the plan, deferring fees of $31,800 as a group.

COMPENSATION OF EXECUTIVE OFFICERS

The tables in this section of the Proxy Statement contain information concerning the compensation of certain named executive officers as of the Corporation's most recent fiscal year-end, December 31, 1995. The information in these tables concerning stock options reflects the 3-for-2 common stock split which was effective at the close of business on October 27, 1995 for shareholders of record at the close of business on October 20, 1995.

SUMMARY COMPENSATION TABLE

The following table contains information concerning the compensation paid by the Corporation and its subsidiaries for the years 1993, 1994 and 1995 to the Corporation's Chief Executive Officer and its 4 most highly compensated execu-tive officers other than the Chief Executive Officer.


                       SUMMARY COMPENSATION TABLE


----------------------------------------------------------------------------------------------
                                                                   LONG TERM
                                          ANNUAL COMPENSATION     COMPENSATION
                                          -------------------     ------------
                                                                     AWARDS
                                                                  ------------
NAME AND                                                           SECURITIES
PRINCIPAL                                                          UNDERLYING     ALL OTHER
POSITION                         YEAR      SALARY      BONUS         OPTIONS    COMPENSATION(1)
                                             ($)          ($)         (#)            ($)
----------------------------------------------------------------------------------------------
STEFAN S. ANDERSON,              1995      180,384      42,629        3,600           2,194
  Chairman of the Board,         1994      168,148      49,197        4,200           2,044
  President and Chief            1993      161,519      41,801        2,925           1,969
  Executive Officer,
  Corporation and First
  Merchants

MICHAEL L. COX,                  1995      134,401      19,708        9,975             821
  Executive Vice President       1994       83,718      15,742        8,850               0
  and Chief Operating Officer,
  Corporation and Executive
  Vice President, First
  Merchants (2)

ROGER W. GILCREST,               1995      130,173      17,536        2,475           1,585
  Executive Vice President,      1994      124,563      22,914        2,850           1,516
  First Merchants                1993      119,764      19,017        2,025           1,458

PAUL R. HOOVER,                  1995      106,616      14,383        2,475           1,300
  Senior Vice President-         1994      102,126      18,814        2,850           1,245
  Operations, First              1993       98,042      15,592        2,025           1,195
  Merchants

LARRY R. HELMS,                  1995       92,733      12,488        2,475           1,129
  Senior Vice President          1994       89,364      16,434        2,850           1,088
  and General Counsel,           1993       86,095      13,668        2,025           1,048
  Corporation, and
  Senior Vice President,
  First Merchants
----------------------------------------------------------------------------------------------

(1) Employer contributions for fiscal year to retirement savings plan (Internal Revenue Code Section 401(k) plan).

(2) Mr. Cox joined the Corporation as Executive Vice President and Chief Operating Officer and First Merchants as Executive Vice President on May 9, 1994.

OPTION GRANTS TABLE

The 1994 Stock Option Plan, which became effective as of July 1, 1994, provides for the issuance of options to key employees of the Corporation or any subsidiary to purchase the Corporation's common stock at prices not less than the market price of the stock on the dates of grant. The following table contains information concerning individual grants of stock options under the plan made during 1995 to each of the executive officers named in the Summary Compensation Table above.

                     OPTION GRANTS IN LAST FISCAL YEAR(1)


---------------------------------------------------------------------------------------------------------------------
                              INDIVIDUAL GRANTS                                                 POTENTIAL REALIZABLE
-------------------------------------------------------------------------------------------     VALUE AT ASSUMED
                                NUMBER OF   PERCENT                                             ANNUAL RATES
                                SECURITIES  OF TOTAL                                            OF STOCK PRICE
                                UNDERLYING  OPTIONS                                             APPRECIATION FOR
                                OPTIONS     GRANTED TO       EXERCISE                           OPTION TERM
                                GRANTED     EMPLOYEES IN     PRICE         EXPIRATION         -----------------------
NAME                              (#)       FISCAL YEAR      $/SH)         DATE                5%($)         10%($)
---------------------------------------------------------------------------------------------------------------------

Stefan S. Anderson                 3,600         7.29        24.8333       July 31, 2005        56,322      142,146

Michael L. Cox                     7,500        15.20        21.5833       February 13, 2005   101,981      257,381
                                   2,475         5.02        24.8333       July 31, 2005        38,721       97,725

Roger W. Gilcrest                  2,475         5.02        24.8333       July 31, 2005        38,721       97,725

Paul R. Hoover                     2,475         5.02        24.8333       July 31, 2005        38,721       97,725

Larry R. Helms                     2,475         5.02        24.8333       July 31, 2005        38,721       97,725
---------------------------------------------------------------------------------------------------------------------

(1) Mr. Cox was granted an option for 7,500 shares on February 13, 1995, of which 4,632 are exercisable on or after January 1, 1996 and 2,868 are exercisable on or after January 1, 1997. The option is not exercisable after February 13, 2005. Each of the other options was granted on July 31, 1995 and is exercisable on or after January 31, 1996, but not after July 31, 2005.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

The following table contains information concerning (1) each exercise of stock options during 1995 under the 1989 Stock Option Plan or the 1994 Stock Option Plan by each of the executive officers named in the Summary Compensation Table above, and (2) the value as of December 31, 1995 of each of the named executive officer's unexercised options on an aggregated basis.


AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES

-----------------------------------------------------------------------------------------------------------------
                                SHARES                  MUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                ACQUIRED                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                ON          VALUE       OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END
                               EXERCISE    REALIZED               (%)                          ($)
NAME                              (#)         ($)        EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------

Stefan S. Anderson                 0           0            24,225   /    3,600           286,870   /    3,300

Michael L. Cox                     0           0             8,850   /    9,975            53,437   /   33,519

Roger W. Gilcrest                  0           0            15,225   /    2,475           175,496   /    2,269

Paul R. Hoover                     0           0            15,225   /    2,475           175,469   /    2,269

Larry R. Helms                     0           0            15,225   /    2,475           175,469   /    2,269
-----------------------------------------------------------------------------------------------------------------

PENSION PLAN TABLES

The Corporation has a defined benefit pension plan covering, in general, all full-time employees of the Corporation and its subsidiaries. The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1939 (the average of the birth years of the executive officers named in the Summary Compensation Table above) in specified compensation and years of service classifications under the plan.


                             PENSION PLAN TABLE(1)
     --------------------------------------------------------------
     REMUNERATION                   YEARS OF SERVICE
     --------------------------------------------------------------
                       15       20         25        30       35
                    -------   -------   -------   -------   -------
      $125,000      $36,249   $48,332   $60,416   $60,416   $60,416
       150,000       44,124    58,832    73,541    73,541    73,541
       175,000       44,124    58,832    73,541    73,541    73,541
       200,000       44,124    58,832    73,541    73,541    73,541
     --------------------------------------------------------------


(1) For plan years beginning on or after January 1, 1994, $150,000 is the maximum amount of compensation that can be considered for purposes of calculating pension benefits accruing under the plan.



Benefits under the plan are determined primarily by average final compensation and years of service and are computed on the basis of straight-life annuity amounts. They are not subject to any deduction for Social Security or other offset amounts.

Remuneration for purposes of the Pension Plan Table above consists of the base salary and service award components of the salary amounts reported in the Summary Compensation Table above. As of January 1, 1996, Messrs. Anderson, Cox, Gilcrest, Hoover and Helms, the executive officers named in the Summary Compen-sation Table, have 21.2, .7, 7.6, 8.7 and 24.3 credited years of service, respectively, and their 1995 remuneration for purposes of calculating their pension benefits under the plan was $150,000, $131,300, $126,835, $104,040 and $90,420, respectively.

Participants in the plan who had at least 15 credited years of service and whose combined age and years of service totaled at least 65 as of January 1, 1991, including Messrs. Anderson and Helms, are entitled to a pension benefit calcu-lated under the formula that was in effect prior to 1990 if that will produce a greater benefit. The following table shows the estimated annual benefits payable upon retirement at age 65 in specified compensation and years of service classifications under the formula that was in effect prior to 1990.


                    PENSION PLAN TABLE (PRE-1990 FORMULA)(1)

     REMUNERATION                   YEARS OF SERVICE
     --------------------------------------------------------------
                      15       20         25        30       35
     --------------------------------------------------------------
       $125,000     $37,500   $50,000   $62,500   $62,500   $62,500
        150,000      45,000    60,000    75,000    75,000    75,000
        175,000      45,000    60,000    75,000    75,000    75,000
        200,000      45,000    60,000    75,000    75,000    75,000
     --------------------------------------------------------------


(1) For plan years beginning on or after January 1, 1994, $150,000 is the maximum amount of compensation that can be considered for purposes of calculating pension benefits accruing under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Corporation is comprised of the following non-employee directors: Robert M. Smitson (Chairman), Thomas B. Clark and John W. Hartmeyer. Mr. Smitson is the President of Maxon Corporation. Stefan S. Anderson, the Chairman of the Board and President of the Corporation and First Merchants, serves as a director of Maxon Corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers the Corporation's executive compensation program. It is responsible for establishing the compensation and benefits of the Corporation's chief executive officer and approving the compensation and benefits of the other executive officers of the Corporation and its subsidiaries, after receiving recommendations from the chief executive officer. The Committee is also responsible for administering the Corporation's incentive compensation and stock plans.

GENERAL POLICY ON EXECUTIVE COMPENSATION. The Board of Directors of the Corporation has established an executive compensation program which is designed to provide incentives to executive officers to achieve short-term and long-term corporate strategic management goals, with the ultimate objective of obtaining a superior return on the shareholders' investment. To this end, the compensation program for executive officers is comprised of cash and equity-based components which consider: the executive officer's individual performance; the Corporation's performance as measured against previously-established annual and long-term goals; the Corporation's performance compared to industry peers; and the compensation paid by competitors to individuals holding similar management positions.

In general, the annual compensation paid to the executive officers for 1995 (reported in the "salary" and "bonus" columns of the Summary Compensation Table) was about the same as for

1994, since salary increases in the 4% range were offset by smaller bonuses under the Corporation's incentive compensation plans. Mr. Anderson's 1995 compensation included a larger salary increase partly because the Compensation Committee desires to boost his total compensation nearer to the average for individuals who serve in the capacity of chief executive officer/board chairman of comparable financial organizations. Mr. Cox's 1995 compensation increase is due in part to the fact that he did not join the Corporation and First Merchants as an employee until May 9, 1994.

The Compensation Committee believes that the Corporation's executive compensation program is a significant contributor to the Corporation's excellent short-term and long-term performance, compared to industry peers. In 1995 the Corporation and its subsidiary banks again received national recognition for their financial strength, and the Corporation's and First Merchants' earnings grew for the 20th consecutive year under Mr. Anderson's leadership.

SALARIES. The salaries paid to the executive officers were subjectively determined after consideration of the executive officer's individual performance, the evaluation by the chief executive officer of executive officers other than the chief executive officer, the Corporation's financial results compared with industry peers, various industry salary surveys, and other factors such as budgetary considerations and inflation rates.

The Compensation Committee believes that the executive officers' salaries should be at or above the average of the salaries paid to executive officers with similar responsibilities at Indiana and Midwestern banks and bank holding companies of similar size. The salaries paid executive officers at peer financial institutions were determined by consulting several surveys, most importantly: the Indiana Bankers Association survey of Indiana banks; the Crowe Chizek Mid-West Bank survey; salary surveys prepared by the American Compensation Association and several benefits consultants; and an informal survey of the Financial Associates banks (11 Indiana banks with assets between $200,000,000 and $1,500,000,000).

INCENTIVE COMPENSATION.   Five of the executive officers, not including the
chief executive officer and the chief operating officer, were paid bonuses which were determined under the Corporation's Management Incentive Plan for Administrative Officers. The plan provides for bonuses of up to 25% of annual base salary for the executive officers if First Merchants meets specific targets established in advance of the fiscal year for return on assets, return on equity, and net income growth. These are commonly-used criteria for measuring institutional performance in the banking industry. 30% of the bonus is tied to the return on assets target, 25% is tied to the return on equity target, and 45% is tied to the net income growth target for the fiscal year. The executive officers, other than the chief executive officer and the chief operating officer, received bonuses of 13.83% of base salary for 1995. The minimum ("threshold") performance levels which would qualify the executive officers for bonuses under the plan were exceeded for all criteria: First Merchants' return on assets, return on equity, and net income growth; however, the maximum levels were not exceeded for any of the criteria.

The bonuses paid to the chief executive officer and the chief operating officer were determined under the Corporation's Management Incentive Plans for Chief Executive Officer and Chief Operating Officer, respectively. These plans provide for bonuses of up to 40% of annual base salary for the chief executive officer and 25% of annual base salary for the chief operating officer, if the same targets are met as are established for the other executive officers. However, the chief executive officer's and the chief operating officer's bonuses depend on the performance for the fiscal year of both the Corporation and First Merchants. 30% of each bonus is tied to the Corporation's and First Merchants' performance (15% each) relative to the return on assets target, 30% is tied to the Corporation's and First Merchants' performance (15% each) relative to the return on equity target, and 40% is tied to the Corporation's and First Merchants' performance (20% each) relative to the net income growth target for the fiscal year. The chief executive officer received a bonus of 24.29% of base salary and the chief operating officer received a bonus of 15.01% of base salary for 1995. The minimum ("threshold") performance levels which would qualify the chief executive officer and the chief operating officer for bonuses under the plan were exceeded for all criteria: the Corporation's and First Merchants' return on assets, return on equity, and net income growth; however, the maximum levels were not exceeded for any of the criteria.

STOCK PLANS. Equity-based compensation, including compensation under the Corporation's Stock Option Plan and Employee Stock Purchase Plan, is intended to encourage ownership and retention of the Corporation's common stock by key employees, thereby giving them a meaningful stake in the Corporation's continued success and aligning their interests with those of other shareholders.

The Stock Option Plan is briefly described in the paragraph above the Option Grants Table. During 1995 the Compensation Committee awarded options under the plan to the ten executive officers as follows: for 3,600 shares to the chief executive officer, for 2,475 shares each to six other executive officers, and for 1,650 shares each to the remaining three executive officers. The Corporation's Executive Vice President and Chief Operating Officer, Michael L. Cox, was awarded an additional option for 7,500 shares during 1995.

The Employee Stock Purchase Plan generally provides that full-time employees of the Corporation or a participating subsidiary with more than 6 months of service may elect, prior to the offering period (July 1 to June 30), to purchase common shares of the Corporation at a price equal to 85% of the lesser of the market price of the stock at the beginning of the period and the market price at the end of the period. For the offering period ending June 30, 1995, Messrs. Anderson, Cox, Gilcrest, Hoover and Helms, the executive officers named in the Summary Compensation Table, purchased 831, 0, 582, 664, and 165 shares, respectively, under the 1994 Employee Stock Purchase Plan. The 1994 Employee Stock Purchase Plan covers 5 offering periods, expiring on June 30, 1999.

OTHER COMPENSATION. The executive officers are also covered by medical and retirement plans which are generally applicable to full-time employees of the Corporation and its subsidiaries. The retirement plans covering each of the executive officers are the defined benefit pension plan described in the "Pension Plan Tables" section and the retirement savings plan (Internal Revenue Code Section 401(k) plan) referred to in the Summary Compensation Table.

CHIEF EXECUTIVE OFFICER'S COMPENSATION. The chief executive officer's salary is determined in the manner described above in this section. Mr. Anderson's total compensation for 1995, including salary and bonus, was near the average for comparable financial institutions but below average if the comparison is limited to chief executive officers who also serve as chairman of the financial institution's board of directors. Mr. Anderson's 1995 salary increased over his 1994 salary by 7.3%. His total compensation increased by only 2.6% over 1994 because he received a smaller bonus under the terms of the Management Incentive Plan.

                                      FIRST MERCHANTS CORPORATION COMPENSATION
                                      COMMITTEE


                                      Robert M. Smitson, Chairman
                                      Thomas B. Clark
                                      John W. Hartmeyer

PERFORMANCE GRAPH

The following graph compares the yearly change in the Corporation's cumulative total shareholder return on its common stock during the last 5 years with (1) the cumulative total return of the CRSP Index for NASDAQ Stock Market (U.S. Companies), and (2) the cumulative total return of the CRSP Index for NASDAQ Bank Stocks. The graph assumes $100 was invested on January 1, 1991 in the Corporation's common stock, and in each of the two indexes shown, and all dividends were reinvested.

                  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG FIRST MERCHANTS CORPORATION, NASDAQ STOCK
                  MARKET (U.S. COMPANIES) AND NASDAQ BANK STOCKS




                                    [GRAPH]



FMC . . . . . . . . . . 100. . 141.3. . 219.3. . 218.9 . . 253.9  . . 311.5
NASDAQ Stock Market . . 100. . 160.6. . 186.9. . 214.5 . . 209.729. . 296.3
NASDAQ Bank Stocks  . . 100. . 164.1. . 238.9. . 272.4 . . 271.440. . 404.4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a summary of the amount and percent of the Corporation's common stock beneficially owned on February 16, 1996 by each beneficial owner of more than 5% of the Corporation's common stock, by each continuing director and director nominee, by each executive officer named in the Summary Compensation Table above, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.


                                  AMOUNT AND NATURE           PERCENT
     BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP(1)      OF CLASS
     -----------------------  --------------------------     ---------
     George and Frances Ball        294,685 (2)                 5.83%
     Foundation
     P.O.Box 1408
     Muncie, Indiana 47308

     Stefan S. Anderson              92,457 (3)                 1.82%
     Frank A. Bracken               189,848 (4)                 3.76%
     Thomas B. Clark                  1,425                       *
     Michael L. Cox                  20,094 (5)                   *
     David A. Galliher                4,009                       *
     Thomas K. Gardiner               2,391                       *
     Hurley C. Goodall                1,267                       *
     John W. Hartmeyer               39,765 (6)                   *
     Nelson W. Heinrichs              3,509                       *
     Jon H. Moll                      5,192 (7)                   *
     George A. Sissel                   825 (8)                   *
     Robert M. Smitson                7,275 (9)                   *
     Joseph E. Wilson                 2,483                       *
     Robert F. Wisehart              40,024 (10)                  *
     John E. Worthen                  1,650 (11)                  *

     Roger W. Gilcrest               38,125 (12)                  *
     Paul R. Hoover                  26,372 (13)                  *
     Larry R. Helms                  20,694 (14)                  *

     Directors and Executive
     Officers as a Group (23)       547,515                     10.53%


     (1) The information contained in this column is based upon information furnished to the Corporation by the persons and entities named above and shareholder records of the Corporation. The amounts have been adjusted to reflect the 3-for-2 common stock split which was effective at the close of business on October 27, 1995 for shareholders of record at the close of business on October 20, 1995. The shares shown include the following shares which may be acquired during the next 60 days under a stock option plan by the executive officers named above: Mr. Anderson, 27,825 shares; Mr. Cox, 15,957 shares; Mr. Gilcrest, 17,700 shares; Mr. Hoover, 17,700 shares; Mr. Helms, 17,700 shares; and the following shares which may be acquired during the next 60 days under the 1994 Stock Option Plan by the non-employee directors named above:
          Messrs. Clark, Galliher, Gardiner, Goodall, Hartmeyer, Heinrichs, Moll, Wilson and Worthen, 1200 shares each; Messrs. Bracken, Sissel and Smitson, 600 shares each; and Mr. Wisehart, 685 shares. The shares shown for directors and executive officers as a group include 146,708 shares which may be acquired during the next 60 days under a stock option plan.

     (2) Messrs. Anderson, Bracken and Smitson serve as directors of the George and Frances Ball Foundation. The Foundation's Board of Directors, which has 6 members, has the voting and investment power over the shares held by the Foundation. The Foundation's shares are not included in the totals of the shares beneficially owned by Messrs. Anderson, Bracken and Smitson.

     (3) Includes 3,375 shares held by his spouse, Joan Anderson, in which he disclaims any beneficial interest.

     (4) Includes 2,065 shares held by his spouse, Judy Bracken, in which he disclaims any beneficial interest; and 146,440 shares held in trust for another family member for which Mr. Bracken, as co-trustee, has sole voting and shared investment power.

     (5)  Includes 1,215 shares held jointly with his spouse, Sharon Cox.

     (6) Includes 25,875 shares and 4,050 shares owned by Al Pete Meats, Inc. and Al Pete Enterprises, Inc., respectively; 1,800 shares owned by Hartmeyer, Inc.; 2,250 shares held by his spouse, Carol A. Hartmeyer, in which he disclaims any beneficial interest; and 2,700 shares held by Mr. Hartmeyer as custodian for other family members, in which he disclaims any beneficial interest.

     (7) Includes 1,026 shares held by his spouse, Barbara E. Moll, in which he disclaims any beneficial interest.

     (8)  Includes 225 shares held jointly with his spouse, Mary R. Sissel.

     (9) Includes 3,375 shares held by his spouse, Marilyn S. Smitson, in which he disclaims any beneficial interest.

     (10) Includes 18,906 shares held by his spouse, Jean Wisehart, in which he disclaims any beneficial interest; and 702 shares held by Wisehart Farms, Inc.

     (11) Includes 450 shares held jointly with his spouse, Sandra D. Worthen.

     (12) Includes 3,000 shares held by his spouse, Linda Gilcrest, in which he disclaims any beneficial interest.

     (13) Includes 7,375 shares held jointly with his spouse, Judy Hoover. Also includes 117 shares held by his spouse, Judy Hoover, in which he disclaims any beneficial interest.

     (14) Includes 2,994 shares held jointly with his spouse, Sandra Helms.

     * Percentage beneficially owned is less than 1% of the outstanding shares.


INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Certain directors and executive officers of the Corporation and its subsidiaries and their associates are customers of, and have had transactions with, First Merchants, Pendleton and First United from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Jon H. Moll, a director of the Corporation and First Merchants, is a partner in the firm of DeFur, Voran, Hanley, Radcliff & Reed, Muncie, Indiana, which serves as legal counsel to the Corporation and First Merchants and provides legal services to the Corporation's other subsidiaries on a transactional basis.

Frank A. Bracken, a director of the Corporation and First Merchants, is of counsel with the firm of Bingham, Summers, Welsh & Spilman, Indianapolis, Indiana, which provides legal services to the Corporation and its subsidiaries on a transactional basis.

Robert F. Wisehart, a director of the Corporation and Chairman of the Board of Directors of First United, owns the firm of Wisehart & Wisehart, Middletown, Indiana, which serves as legal counsel to First United.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, subject to the approval of the shareholders, has selected Geo. S. Olive & Co., LLC, Certified Public Accountants, as its independent public accountants for 1996. Representatives of the firm are expected to be present at the annual shareholder's meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 1997 annual meeting of the shareholders must be received by the Secretary of the Corporation at the Corporation's principal office by October 26, 1996, for inclusion in the Corporation's 1997 proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, proxies may be solicited personally or by telephone or telegraph, but no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any other matters to be presented at the annual meeting other than the election of the directors and the ratification of the appointment of the independent public accountants. However, if any other matters properly come before such meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion.

                                     By Order of the Board of Directors


                                             Rodney A. Medler
                                                 Secretary

Muncie, Indiana
February 23, 1996

                        PROXY SOLICITED ON BEHALF OF THE
                BOARD OF DIRECTORS OF FIRST MERCHANTS CORPORATION
                                MUNCIE, INDIANA


The undersigned hereby appoints Clell W. Douglass and Hamer D. Shafer, and each of them, as proxies with power of substitution, to represent and to vote all shares of common stock of First Merchants Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of First Merchants Corporation to be held on April 4, 1996, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present. If any of the nominees for election as directors are unable to serve for any reason, the persons listed above have the authority to vote as directed for any substitute nominee.

Dated:___________________________, 1996.


                              (Please sign exactly as your name appears hereon)



                              ______________________________________________
                               (Signature of Shareholder)



                              ______________________________________________
                               (Signature of Shareholder)

                              (Joint owners should each sign personally.
                              Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)


PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.




(SEE REVERSE SIDE FOR IMPORTANT INFORMATION)

(CONTINUED FROM OTHER SIDE)

I do  / /    do not  / /  plan to attend the Annual Meeting.  Number
attending:_____



THE BOARD OF DIRECTORS AND MANAGEMENT OF FIRST MERCHANTS CORPORATION RECOMMEND A VOTE "FOR" THE PROPOSALS LISTED.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' AND MANAGEMENT'S RECOMMENDATIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

1. Election of Directors:  / / FOR all nominees listed   / / WITHHOLD VOTE
                               below (except as withheld     (do NOT vote for
                               in the space below)           any of the nominees
                                                              listed below)


     Stefan S. Anderson, Thomas B. Clark, David A. Galliher, Thomas K. Gardiner, Hurley C. Goodall, George A. Sissel, John E. Worthen
     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ________________________________________________________


2. Ratification of the appointment of the firm of Geo. S. Olive & Co., LLC, as independent public accountants for 1996.

          FOR     / /           AGAINST      / /           ABSTAIN     / /


3. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED THIS PROXY WILL BE VOTED "FOR" APPROVAL OF THE MATTERS DESCRIBED IN ITEMS 1 AND 2 ABOVE.